Exhibit 4

TERM LOAN AGREEMENT
dated as of AUGUST 25, 2017
among
ALLETE, INC.,
as Borrower,

The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and
BANK OF AMERICA, N.A.,
as Syndication Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

TABLE OF CONTENTS

.

SCHEDULES:

Schedule 2.1	List of Commitments
Schedule 4.5/4.6	Disclosed Matters
Schedule 4.10	List of Subsidiaries

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate

ALLETE, INC., the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., as Syndication Agent.
WHEREAS, the Lenders have agreed to make term loans to the Borrower in an aggregate principal amount up to $40,000,000,
NOW, THEREFORE, the parties hereto agree as follows:
Article 1.
DEFINITIONS AND INTERPRETATION
Section 1.1.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Accountants” means PricewaterhouseCoopers, L.L.P. or another registered public accounting firm of recognized national standing.
“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (together with its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 10.1(d).
“Agreement” has the meaning assigned to such term in the preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption
“Applicable Percentage” means, with respect to any Lender, (a) prior to the making of the Loans, the percentage of the total Commitments represented by such Lender’s Commitment and (b) thereafter, the percentage of the aggregate principal amount of the Loans represented by the principal amount of such Lender’s Loan.
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or in such other form as shall be acceptable to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means ALLETE, Inc., a Minnesota corporation.
“Borrower Financial Statements” has the meaning assigned to such term in Section 4.4(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with borrowing or continuing, or paying principal of or interest on, or determining the interest rate for, the Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” means with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that no power purchase agreement or operating lease shall constitute a Capital Lease Obligation.
“Change in Control” means the occurrence of any of the following: (a) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 30% of the total voting power in the aggregate of all classes of the Voting Securities of the Borrower then outstanding, (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected or nominated by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability or (c) any event or condition relating to a change of control of the Borrower shall occur which requires or permits the holder or holders of indebtedness of the

Borrower in an aggregate principal amount of $35,000,000 or more, or any agent or trustee for such holders, to require payment, purchase, redemption or defeasance of such indebtedness prior to its expressed maturity.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authority, in each case pursuant to Basel III, shall, in each case referred to in the foregoing clauses (i) and (ii), be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, implemented or issued.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loan on the Effective Date in the amount set forth opposite such Lender’s name on Schedule 2.1. The aggregate amount of the Commitments is $40,000,000.
“Communications” has the meaning assigned to such term in Section 10.1(d).
“Compliance Certificate” means a certificate, substantially in the form of Exhibit C.
“Consolidated Assets” means the total amount of assets shown on the consolidated balance sheet of the Borrower and its Subsidiaries, determined in accordance with GAAP and prepared as of the end of the fiscal quarter then most recently ended for which financial statements have been filed with the SEC.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Parties” means the Administrative Agent and the Lenders.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent (or if the Administrative Agent is the Defaulting Lender, by the Required Lenders), that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after requested by a Credit Party (based on the reasonable belief that it may not fulfill its funding obligation), acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in (a) Schedule 4.5/4.6, (b) the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (c) disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Stock), in whole or in part, on or prior to the date that is 180 days after the Maturity Date.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means August 25, 2017.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, the Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignees” means any of the following (a) any commercial banks, finance companies, insurance companies and other financial institutions and funds (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, provided that unless such entity is a Lender or an Affiliate of a Lender, such entity has been approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time of assignment to such entity, the Borrower (each such approval not to be unreasonably withheld or delayed), and provided, further, that any such entity shall be entitled, as of the date such entity becomes a Lender, to receive payments under its Note without deduction or withholding with respect to United States federal income tax, (b) each of the Lenders and (c) any Affiliate or Approved Fund of a Lender, and each is an “Eligible Assignee”; provided that neither a natural person nor the Borrower or any of the Borrower’s Affiliates shall be an Eligible Assignee.
“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Equity Interest” means (a) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (b) all warrants, options or other rights to acquire any Equity Interest set forth in the foregoing clause (a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived, (c) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article 8.
“Existing Term Loan Agreement” means the Term Loan Agreement dated as of August 25, 2015, as amended, restated, supplemented or otherwise modified and as in effect as of the Effective Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch Ratings, Inc. or any successor thereto.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that in the event Borrower converts to use the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC, then the term “GAAP” as used in this Agreement shall be deemed to mean and refer to such International Financial Reporting Standards or such other method of accounting instead, which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including supranational bodies such as the European Union or European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guarantee of a Person in respect of any Permitted Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Permitted Hedge Agreement with such Person, provided further that the obligations of such other Person under such Permitted Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedge, future, forward, swap, option, cap, floor, collar or similar agreement or arrangement (including both physical and financial settlement transactions).
“Immaterial Subsidiary” means a Subsidiary that (a) has consolidated total assets with a book value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of the Borrower’s consolidated total revenues for the period ending on the last day of such fiscal quarter.
“Immaterial Transaction” means any transaction or event described in paragraph (i) or (j) of Article 8 so long as, after giving effect to such transaction or event, all Subsidiaries that have become subject to such transactions or events during the 12-month period ending on the date of such transaction or event (a) had consolidated total assets with a fair market value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of the Borrower’s consolidated total revenues for the period ending on the last day of such fiscal quarter.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Incremental Term Lender” has the meaning assigned to such term in Section 2.7.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.7.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.7.
“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through the Borrower’s issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured, (f) indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (g) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (h) obligations under Capital Lease Obligations, (i) Guarantees of such Person in respect of Indebtedness of others, and (i) to the extent not otherwise included, all net obligations of such Person under Permitted Hedge Agreements.
“Indemnitee” has the meaning assigned to such term in Section 10.3(b).
“Information” has the meaning assigned to such term in Section 10.15.
“Intellectual Property” means all copyrights, trademarks, service marks, patents, trade names and service names.
“Interest Payment Date” means (i) to the extent any of the Loans shall accrue interest at the Alternate Base Rate, the last day of each March, June, September and December, (ii) the last day of each Interest Period, (iii) the date of payment or prepayment of any of the Loans (due to acceleration or otherwise) and (iv) the Maturity Date.
“Interest Period” means (a) a period commencing on the Effective Date or on the last day of the preceding Interest Period and ending on the numerically corresponding day in the immediately following calendar month, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the next calendar month and (c) no Interest Period shall extend beyond the Maturity Date.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating” has the meaning assigned to such term in Section 7.2.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to Section 2.7 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.
“LIBO Rate” means, with respect to any Loan and for any applicable Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 3.2.
“LIBOR Screen Rate” means, for any date and time, with respect to any Loan and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters pages or screens, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), assignment, deposit arrangement, pledge, hypothecation, encumbrance or preference, priority, charge or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” has the meaning specified in Section 2.1.
“Loan Documents” means this Agreement and each Note issued pursuant to Section 2.3(e).
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Change” means a material adverse change in (a) the financial condition, operations, business or property of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or property of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.
“Material Obligations” means as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of the Borrower or any Subsidiary or, in the case of the Borrower only, any Guarantee, in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Obligations, the “principal amount” of Indebtedness, operating leases or Guarantees at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Guarantees became due and payable on such day.
“Maturity Date” means the August 25, 2020.

“Maximum Rate” has the meaning assigned to such term in Section 10.12.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Mortgage” means the Mortgage and Deed of Trust, dated as of September 1, 1945, among the Borrower, The Bank of New York Mellon (formerly Irving Trust Company) and Andres Serrano (successor to Richard H. West), Trustees.
“MPUC” means the Minnesota Public Utilities Commission or any Governmental Authority succeeding to the functions thereof.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Note” means a promissory note substantially in the form of Exhibit B issued at the request of a Lender pursuant to Section 2.3(e) to evidence its Loans.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lenders, or that are otherwise payable to any Credit Party, in each case under the Loan Documents and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution or delivery of, or performance under, or otherwise with respect to, the Loan Documents.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 10.4(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due or are being contested in compliance with Section 6.4, provided that enforcement of such Liens is stayed pending such contest;
(b)    landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested, provided that enforcement of such Liens is stayed pending such contest;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (but not ERISA);
(d)    pledges and deposits to secure the performance of bids, trade contracts, leases, purchase agreements, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and other than promissory notes and contracts for the repayment of borrowed money;
(e)    Liens (including contractual security interests) in favor of a financial institution (including securities firms) encumbering deposit accounts or checks or instruments for collection, commodity accounts or securities accounts (including the right of set-off) at or held by such financial institution in the ordinary course of its commercial business and which secure only liabilities owed to such financial institution arising out of or resulting from its maintenance of such account or otherwise are within the general parameters customary in the financial industry;
(f)    judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article 8;
(g)    any interest of a lessor or licensor in property under an operating lease under which the Borrower or any Subsidiary is lessee or licensee, and any restriction or encumbrance to which the interest of such lessor or licensor is subject;
(h)    Liens arising from filed UCC-1 financing statements relating solely to leases not prohibited by this Agreement;
(i)    leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;
(j)    licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business and not materially interfering with the ordinary conduct of the business of the Borrower and its Subsidiaries;
(k)    easements, servitudes (contractual and legal), zoning restrictions, rights of way, encroachments, minor defects and irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not render title to such property unmarketable or materially interfere with the ability of the Borrower and its Subsidiaries, as the case may be, to utilize their respective properties for their intended purposes;
(l)    Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate on which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment, or service buildings incidental to any of the foregoing;
(m)    with respect to properties involved in the production of oil, gas and other minerals, unitization and pooling agreements and orders, operating agreements, royalties, reversionary interests, preferential purchase rights, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business;
(n)    Liens in favor of Governmental Authorities encumbering assets acquired in connection with a government grant program, and the right reserved to, or vested in, any Governmental Authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase, condemn, recapture or designate a purchaser of any property;
(o)    Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;
(p)    Liens on any cash collateral for letters of credit issued under the Borrower’s primary revolving credit facility upon the occurrence of an event of default thereunder or to cover an issuing lender’s credit exposure under such facility with respect to a defaulting lender thereunder;
(q)    customary Liens for the fees and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;
(r)    agreements for and obligations (other than repayment of borrowed money) relating to the joint or common ownership, operation, and use of property, including Liens under joint venture or similar agreements securing obligations incurred in the conduct of operations or consisting of a purchase option, call or right of first refusal with respect to the Equity Interests in such jointly owned Person; and
(s)    Liens granted on cash or invested funds constituting proceeds of any sale or disposition of property deposited into escrow accounts to secure indemnification, adjustment of purchase price or similar obligations incurred in connection with such sale or disposition, in an amount not to exceed the amount of gross proceeds received from such sale or disposition.
“Permitted Hedge Agreement” means any Hedge Agreement engaged in by a Person as part of its normal business operations with the purpose and effect of hedging and protecting such Person against fluctuations or adverse changes in the prices of electricity, gas, fuel or other commodities, interest rates or currency exchange rates, which Hedge Agreement is part of a risk management strategy and not for purposes of speculation and not intended primarily as a borrowing of funds.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by JPMorgan Chase in connection with extensions of credit to borrowers.
“Rating Agencies” means Fitch, Moody’s and S&P (or, if any of the foregoing ceases to provide Senior Debt Ratings as contemplated hereby, such other nationally recognized rating agency as shall be agreed by the Borrower and the Administrative Agent).
“Register” has the meaning assigned to such term in Section 10.4(c).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, two or more Lenders holding Applicable Percentages totaling more than 50%.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.
“Senior Debt Rating” means, at any date, the credit rating identified by a Rating Agency as the credit rating that (a) it has assigned to long term unsecured senior debt of the Borrower or (b) would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date.
“Sole Lead Arranger and Sole Bookrunner” means JPMorgan Chase, in its capacity as Sole Lead Arranger and Sole Bookrunner hereunder.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages, if any, (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. The Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Unless the context otherwise requires, any reference to a Subsidiary shall be deemed to refer to a Subsidiary of the Borrower.
“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the term loan facility evidenced by this Agreement.
“Tax” means any present or future tax, levy, assessment, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
“Tax on the Overall Net Income” means, as to any Person, a Tax imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office in the United States of America designated in its Administrative Questionnaire or such other office as such Lender may designate in writing to the Administrative Agent and the Borrower) is located, or by any political subdivision or taxing authority thereof, or in which that Person is deemed to be doing business, except to the extent such Person is doing business solely as a result of negotiation, execution, delivery or performance of the Transactions contemplated by this Agreement, imposed on (or measured by) all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).
“Total Capitalization” means, at any time, the difference between (a) the sum of each of the following at such time with respect to the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (i) preferred Equity Interests, plus (ii) common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Borrower Financial Statements), excluding accumulated other comprehensive income or loss, plus (iii) retained earnings, plus (iv) Total Indebtedness, and (b) (i) stock of the Borrower acquired by the Borrower and (ii) stock of a Subsidiary acquired by such Subsidiary, in each case at such time, as applicable, determined on a consolidated basis in accordance with GAAP.
“Total Indebtedness” means, at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Borrower Financial Statements)) at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Loans and (c) the use of the proceeds of the Loans.
“United States” and “U.S.” each mean the United States of America.
“Voting Security” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“WPS” means the Public Service Commission of Wisconsin or any Governmental Authority succeeding to the functions thereof.
Section 1.2.    Terms Generally

. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) any reference to a fiscal quarter or fiscal year means a fiscal quarter or fiscal year of the Borrower. Unless otherwise specified, each reference herein to a time of day shall mean such time in New York, New York.
Section 1.3.    Accounting Terms; GAAP
. Except as otherwise expressly provided herein, as used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP (including any change to the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC) would affect the computation of any financial requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (a) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for all purposes hereof, no effect shall be given to any changes in GAAP occurring after the Effective Date, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of the Effective Date to be treated as capital leases under GAAP.
Section 1.4.    Rounding
. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Article 2.

THE CREDITS
Section 2.1.    Commitments
. Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make a loan in dollars (each a “Loan” and collectively the “Loans”) to the Borrower on the Effective Date in an amount equal to such Lender’s Commitment. The Commitments will automatically terminate concurrently with the making of the Loans on the Effective Date. For the avoidance of doubt, the failure of any Lender to make its Loan shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make its Loan. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
Section 2.2.    Funding of Loans.
(a)    Not later than 2:00 p.m. New York City time on the Effective Date, each Lender shall deliver the proceeds of its Loan by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such proceeds available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make the proceeds of its Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available on such date in accordance with Section 2.2(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Loan. Any payment by the Borrower, however, shall be without prejudice to its rights against the applicable Lender. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.
Section 2.3.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of such Lender’s Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Lender’s Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that its Loan be evidenced by a Note in the original principal amount of such Lender’s Loan. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loan evidenced by such Note and interest thereon shall at all times

(including after any assignment pursuant to Section 10.4) be represented by a Note payable to the order of the payee named therein or any Eligible Assignee pursuant to Section 10.4, except to the extent that any such Lender or Eligible Assignee subsequently returns any such Note for cancellation and requests that such Loan once again be evidenced as described in paragraphs (b) and (c) above.
Section 2.4.    Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, subject to the requirements of this Section 2.4. The parties hereto hereby consent to the prepayment of the “Loans” under (and as defined in) the Existing Term Loan Agreement on the Effective Date.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment under this Section 2.4, (i) in the case of a prepayment of Loans bearing interest at the LIBO Rate, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of Loans bearing interest at the Alternate Base Rate, not later than 11:30 a.m., New York City time, on the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid, provided that, such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to the prepayment of Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of Loans shall be in an integral multiple of $1,000,000 and not less than $5,000,000 (or, if the outstanding principal balance of the Loans is less than such minimum amount, then such lesser outstanding principal balance). Each prepayment of Loans shall be applied ratably to all of the then outstanding Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1 and, if applicable, shall be subject to the provisions of Section 3.4.
Section 2.5.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.3, 3.4, 3.5 or 10.3, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 10 S. Dearborn, Chicago, Illinois, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.3, 3.4, 3.5 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Each payment or prepayment of principal or interest on the Loans shall be allocated pro rata among the Lenders in accordance with their Applicable Percentages. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of the Loans then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each such Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to 2.5(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.
Section 2.6.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have voted or taken or may take any action hereunder (including any consent to any amendment, modification or waiver pursuant to Section 10.2); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment or reduces the principal amount of, or rate of interest on, any Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender.
Section 2.7.    Incremental Term Loans. The Borrower may elect to enter into up to three (3) additional tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $20,000,000 so long as, after giving effect thereto, the aggregate principal amount of all such Incremental Term Loans does not exceed $100,000,000. The Borrower may arrange for any Incremental Term Loan to be provided by one or more Lenders or by one or more new banks, financial institutions or other entities (each such Lender or new bank, financial institution or other entity agreeing to participate in such Incremental Term Loans, an “Incremental Term Lender”; provided that each Incremental Term Lender that is not an existing Lender shall be an Eligible Assignee), which agree to participate in such Incremental Term Loans; provided that each Incremental Term Lender that is not an existing Lender shall be subject to the approval of the Borrower and the Administrative Agent (such approvals not to be unreasonably withheld or delayed). No consent of any Lender (other than the Lenders participating in any Incremental Term Loans) shall be required for any Incremental Term Loan pursuant to this Section 2.7.
Any tranche of Incremental Term Loans created pursuant to this Section 2.7 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Incremental Term Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such tranche of Incremental Term Loans, the Administrative Agent shall have received a certificate dated such date and executed by a Financial

Officer of the Borrower certifying that (x) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) on and as of such date, (y) no Default or Event of Default shall have occurred and be continuing and (z) the Borrower is in compliance (on a pro forma basis) with the financial covenant contained in Section 7.5 and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such tranche of Incremental Term Loans.
The Incremental Term Loans (a) shall rank pari passu in right of payment with the initial Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the initial Loans; provided that (i) the terms and conditions applicable to any portion of any tranche of Incremental Term Loans maturing after the Maturity Date may provide for additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the initial Loans.
Incremental Term Loans shall be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender participating in such tranche and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.7.
Nothing contained in this Section 2.7 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide any portion of any tranche of Incremental Term Loans at any time. In connection with any tranche of Incremental Term Loans pursuant to this Section 2.7, any Incremental Term Lender that is not an existing Lender and becomes a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any such Incremental Term Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act.
Article 3.

INTEREST, FEES, YIELD PROTECTION, ETC.
Section 3.1.    Interest.
(a)    The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full at a rate per annum equal to the sum of the LIBO Rate for each applicable Interest Period plus 1.025%.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan, or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or, in the case of any other amount, 2% plus the Alternate Base Rate from time to time in effect.
(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error. If any amount payable hereunder is bearing interest at the Alternate Base Rate, the Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Prime Rate or Alternate Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest hereunder in the amounts and on the dates required.
Section 3.2.    Alternate Rate of Interest. If prior to the commencement of any Interest Period:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone (confirmed by facsimile) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, all Loans shall bear interest at the Alternate Base Rate.
Section 3.3.    Increased Costs; Illegality.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or its Loan, or any commitment or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Lender in respect thereof (except for indemnified Taxes or Other Taxes covered by Section 3.5, the imposition of, or any change in the rate of, any Tax on the Overall Net Income payable by such Lender, and any U.S. federal withholding Taxes imposed under FATCA); or
(iii)    impose on any Credit Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or such Lender’s Loan;
and the result of any of the foregoing shall be to increase the cost to such Credit Party of making, continuing or maintaining its Loan or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.
(b)    If any Credit Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or its Loans to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.
(c)    A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive and binding upon all parties hereto absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.
(e)    Notwithstanding any other provision of this Agreement, if, any Change in Law shall make it unlawful for any Lender to make or maintain its Loan at the Adjusted LIBO Rate, then, by written notice to the Borrower and to the Administrative Agent, such Lender may declare that, beginning on the date such unlawfulness becomes effective, such Lender’s Loan shall be bear interest at the Alternate Base Rate, unless such declaration shall be subsequently withdrawn.
Section 3.4.    Break Funding Payments. In the event of (a) the prepayment (voluntary or otherwise) of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.4(b) and is revoked) or to continue a Loan for a new Interest Period in accordance herewith (other than at maturity) or (c) the assignment of any portion of a Loan other than on the last day of the relevant Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.6, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue a Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
Section 3.5.    Taxes.
(a)    Payments to be Free and Clear. Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to Section 3.5(c) has been delivered, all sums payable by the Borrower under the Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender and any U.S. federal withholding Taxes imposed under FATCA (for which payment need not be free and clear, but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.
(b)    Grossing up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:
(i)    the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
(ii)    the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be;
(iii)    the sum payable by the Borrower to the Administrative Agent or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date therefor a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, provided that no amount shall be required to be paid to any Foreign Lender for any U.S. federal withholding Taxes imposed under FATCA;
(iv)    within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent and the applicable Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; and
(v)    provided that no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the Effective Date (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Assumption pursuant to which such Lender became a Lender (in the case of each other Lender) if any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Assumption, as the case may be, in respect of payments to such Lender, and provided further that any Lender claiming any additional amounts payable pursuant to this Section 3.5 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office or take other appropriate action if the making of such a change or the taking of such action, as the case may be, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(c)    Tax Certificates. Each Foreign Lender listed on the signature pages hereof shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), including upon the occurrence of any event requiring a change in the most recent counterpart of any form set forth below previously delivered by such Foreign Lender to the Borrower, such certificates, documents or other evidence, properly completed and duly executed by such Foreign Lender including (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, or successor applicable form and (ii) an Internal Revenue Service Form W-8 or W-9 (or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any such Foreign Lender under Section 3.5(b)(iii) if such Foreign Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Foreign Lender shall have satisfied such requirements on the Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), nothing in this Section shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 3.5(b)(iii) in the event that, as a result of any change in applicable law, such Foreign Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding as described in the immediately preceding sentence.
(d)    Other Taxes.
(i)    The Borrower shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law; and
(ii)    the Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand thereof, for the full amount of any Taxes (other than Taxes on the Overall Net Income and any U.S. federal withholding Taxes imposed under FATCA) or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Taxes, other than Taxes on the Overall Net Income and any U.S. federal withholding Taxes imposed under FATCA, or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (unless caused by the gross negligence or willful misconduct of such party as determined by a court of competent jurisdiction in a final, non-appealable judgment) any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes, other than Taxes on the Overall Net Income, or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Tax Refunds. If the Administrative Agent or Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Each of the Administrative Agent and each Lender agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of any Taxes paid by the Borrower or by such Lender for an on account of the Borrower if (i) the Borrower has agreed in writing to pay all of the Administrative Agent’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim, and (iii) the Borrower furnishes, upon request of the Administrative Agent or such Lender, an opinion of tax counsel (such opinion, which can be reasoned, and such counsel to be reasonably acceptable to the Administrative Agent or such Lender) that the Borrower is likely to receive a refund or credit. This Section shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either the Borrower or any other Person.

(f)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(f)(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 3.6.    Mitigation Obligations.
(a)    Designation of a Different Lending Office. In the event that the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.3, Section 3.4 or Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.3, Section 3.4 or Section 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. In the event that (i) the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.3, Section 3.4 or Section 3.5, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.2 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole cost and expense, within 60 days of the demand by such Lender for such additional amounts or the relevant action by such Lender, as the case may be, and subject to and in accordance with the provisions of Section 10.4 (with the Borrower obligated to pay any applicable processing and recordation fee), designate an Eligible Assignee (acceptable to the Administrative Agent) to purchase and assume all of such Lender’s interests, rights and obligations under the Loan Documents, without recourse to or warranty by or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Lender’s Loans plus any accrued but unpaid interest thereon and any other amounts payable to such Lender hereunder, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that survive full repayment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Eligible Assignee shall succeed to the rights and obligations of such Lender hereunder. No replacement of a Defaulting Lender pursuant to this Section 3.6 shall be deemed to be a waiver of any right that the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender. The Borrower shall execute and deliver to such Eligible Assignee a Note. Notwithstanding anything herein to the contrary, in the event that a Lender is replaced pursuant to this Section 3.6 as a result of the Borrower becoming obligated to pay additional amounts to such Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.3, Section 3.4 or Section 3.5, such Lender shall be entitled to receive such additional amounts as if it had not been so replaced.

Article 4.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:
Section 4.1.    Organization; Powers. Each of the Borrower and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 4.2.    Authorization; Enforceability. The Transactions are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate and, if required, equity holder action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.
Section 4.3.    Governmental Approvals; No Conflicts.
(a)    The execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of the Loans do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) information filings to be made in the ordinary course of business, which filings are not a condition to the Borrower’s performance under the Loan Documents and (ii) such as have been obtained or made and are in full force and effect and not subject to any appeals period.
(b)    The Transactions will not (i) violate the charter, by-laws or other organizational documents of the Borrower, (ii) violate any applicable law or regulation or any order of any Governmental Authority, (iii) violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (iv) result in or require the creation or imposition of any Lien on any asset of the Borrower.
Section 4.4.    Financial Condition; No Material Adverse Change.
(a)    The Borrower has previously delivered to the Credit Parties copies of (i) its Form 10‑K for the fiscal year ended December 31, 2016, containing the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ending December 31, 2016, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statements of income, equity and cash flows for the fiscal quarter ended June 30, 2017 (collectively, the “Borrower Financial Statements”). All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal, year end audit adjustments).
(b)    Since December 31, 2016, there has been no Material Adverse Change.
Section 4.5.    Litigation.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary that (a) if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for any Disclosed Matters, and except that the commencement by the Borrower, any Subsidiary or any Governmental Authority of a rate proceeding, fuel adjustment clause audit or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that would reasonably be expected to have a Material Adverse Effect, or (b) involve any Loan Document or the Transactions.

Section 4.6.    Environmental Matters. Except for the Disclosed Matters, the Borrower and its Subsidiaries (a) are in compliance with Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Law to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license, or approval, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.
Section 4.8.    ERISA. Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
Section 4.9.    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of, or delivered under any Loan Document when taken as a whole (as modified or supplemented by other information so furnished, including the information contained in the Borrower’s most recent annual report on Form 10-K and in Borrower’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or a projection (including statements concerning future financial performance, ongoing business strategies or prospects or possible future actions, and other forward-looking statements), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 4.10.    Subsidiaries. The Borrower has only the Subsidiaries set forth on Schedule 4.10. Schedule 4.10 sets forth with respect to each Subsidiary, the identity of each Person that owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person. The shares of each Subsidiary (excluding any Immaterial Subsidiary) are duly authorized, validly issued, fully paid and non assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.1.
Section 4.11.    Use of Proceeds; Federal Reserve Regulations.
(a)    The proceeds of the Loans will be used for general corporate purposes (including the refinancing of the Existing Term Loan Agreement) not inconsistent with the terms of this Agreement.
(b)    Neither the Borrower nor any Subsidiary is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.
(c)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock (other than any purchase of Equity Interests in the Borrower so long as such Equity Interests are retired immediately upon the purchase thereof) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.
Section 4.12.    EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

Section 4.13.    Foreign Corrupt Practices Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Section 4.14.    Sanctions Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the term loan facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

Article 5.

CONDITIONS
Section 5.1.    Effectiveness. The obligation of each Lender to make its Loan hereunder is subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions precedent:
(a)    Term Loan Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Notes. The Administrative Agent shall have received any Note requested by a Lender pursuant to Section 2.3(e) payable to the order of such requesting Lender.
(c)    Accuracy of Representations and Warranties. The representations and warranties of the Borrower set forth in Article 4 shall be true and correct on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.
(d)    No Default. No Default shall have occurred and be continuing.
(e)    Legal Opinion. The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated on or prior to the Effective Date) from Bethany M. Owen, Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of the Borrower, and Cohen Tauber Spievack & Wagner P.C., special counsel to the Borrower, covering such matters relating to the Borrower, the Loan Documents and the Transactions as the Required Lenders may reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(f)    Organizational Documents, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower (including (x) a certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation, and (y) certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Effective Date, by the Secretaries of State (or comparable official)) of the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(g)    Officer’s Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, dated on or prior to the Effective Date and signed by the chief executive officer or a Financial Officer acceptable to the Administrative Agent, confirming (i) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct and (ii) no Default exists.
(h)    No Material Adverse Change. The Administrative Agent shall have received a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, dated the Effective Date, to the effect that since December 31, 2016, no Material Adverse Change has occurred, except as has been previously disclosed by the Borrower in documents filed with the SEC prior to the Effective Date.
(i)    Existing Term Loan Agreement. The Administrative Agent shall have received evidence that the Borrower has paid, or concurrently with the effectiveness hereof will pay, all amounts payable under the Existing Term Loan Agreement (other than contingent indemnity obligations).
(j)    KYC. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(k)    Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(l)    Miscellaneous. Such other documents as any Lender or its counsel may have reasonably requested.
The Administrative Agent shall notify the Borrower and the Credit Parties when the conditions set forth above have been satisfied or waived, and such notice shall be conclusive and binding.
Article 6.

AFFIRMATIVE COVENANTS
Until the principal of and interest on all Loans and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:
Section 6.1.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of the Borrower’s Annual Report on Form 10‑K in respect of such fiscal year required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower’s audited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial conditions and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied during such fiscal year;
(b)    As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a copy of the Borrower’s Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and

(ii) the Borrower’s unaudited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial conditions and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;
(c)    Within 60 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, a Compliance Certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Administrative Agent) as to the Borrower’s compliance, as of such fiscal quarter ending date, with Section 7.5, and as to the absence of any Default as of such fiscal quarter ending date and the date of such certificate (or if a Default existed or exists, the nature thereof); and
(d)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.
Section 6.2.    Notices of Material Events. The Borrower will furnish the following to the Administrative Agent and each Lender:
(a)    prompt written notice of the occurrence of any Default, specifying the nature thereof and any action taken or proposed to be taken with respect thereto;
(b)    promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower or any of its Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof, and (ii) upon the written request of the Administrative Agent, reports that the Borrower or any of its Subsidiaries sends to or files with the Federal Energy Regulatory Commission, the WPS, the MPUC or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;
(c)    prompt written notice of (i) any material citation, summons, subpoena, order, notice, claim or proceeding received by, or brought against, the Borrower or any of its Subsidiaries, with respect to (x) any proceeding before any Governmental Authority (other than proceedings in the ordinary course of business before the WPS or the MPUC), or (y) any real property under any Environmental Law, and (ii) any lapse or other termination of, or refusal to renew or extend, any material franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Governmental Authority (other than in the ordinary course of business), provided that any of the foregoing set forth in this paragraph would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(d)    prompt written notice of any change by any Rating Agency in a Senior Debt Rating.
Each notice delivered under Section 6.2(a) or (c) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Section 10.1(b); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 6.3.    Legal Existence. Except as permitted under Section 7.2, the Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect, and cause each of the Subsidiaries to maintain its qualification to do business and good standing in each jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect (it being understood that the foregoing shall not prohibit the Borrower from dissolving or terminating the existence of any Subsidiary that is inactive or whose preservation otherwise is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries considered as a whole).
Section 6.4.    Taxes. The Borrower shall pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes imposed upon it or upon its property, which if unpaid would, individually or collectively, reasonably be expected to have a Material Adverse Effect or become a Lien on the property of the Borrower or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, as the case may be.
Section 6.5.    Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice. The Borrower shall furnish to the Administrative Agent, upon written request of the Administrative Agent or any Lender, full information as to the insurance carried.
Section 6.6.    Condition of Property. The Borrower shall at all times maintain, protect and keep in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all material property necessary to the operation of the Borrower’s or such Subsidiary’s, as the case may be, material businesses, provided that nothing shall prevent the Borrower or its Subsidiaries, as appropriate, from discontinuing the maintenance or operation of any property if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of the business of the Borrower or such Subsidiary. It is understood that this covenant relates only to working order and condition of such property in accordance with prudent industry practices and shall not be construed as a covenant not to dispose of property.
Section 6.7.    Observance of Legal Requirements. The Borrower shall observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws, regulations and orders of any Governmental Authority which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which would individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and, if applicable, by appropriate proceedings diligently conducted by it. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 6.8.    Inspection of Property; Books and Records; Discussions. The Borrower shall keep proper books of record and account in conformity with GAAP and all requirements of law. The Borrower shall permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its property (subject to reasonable procedures relating to safety and security) and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants; provided that none of the Administrative Agent, its agents, its representatives or the Lenders shall be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, the Borrower’s records relating to pending or threatened litigation if any such disclosure by the Borrower would reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of the Borrower or any of its Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Borrower or any of its Subsidiaries in the defense of such litigation; and provided further that in the case of any discussion with the Accountants, the Borrower shall have been given the opportunity to participate in such discussion and, unless a Default exists, the Lender or Lenders requesting such discussion shall pay any fees and expenses of the Accountant in connection therewith.
Article 7.

NEGATIVE COVENANTS
Until the principal of and interest on all Loans and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:
Section 7.1.    Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it, except:
(a)    Liens now existing or hereafter arising in favor of the Administrative Agent or the Lenders under the Loan Documents;
(b)    Permitted Encumbrances;
(c)    any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary or that is merged with or into or consolidated with the Borrower or any Subsidiary prior to such merger or consolidation, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger or consolidation, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower or such merger or consolidation, as the case may be;
(d)    Liens (including precautionary Liens in connection with Capital Lease Obligations) on fixed or capital assets and other property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery, and related accounts, financial assets, contracts and general intangibles) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by the Borrower or any Subsidiary, provided that (i) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 270 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development, improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), as the case may be, (ii) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (iii) such security interests shall not apply to any other property beyond the relevant property set forth in this paragraph (d) (and in the case of construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located) and paragraph (f), as applicable, of the Borrower or any Subsidiary;
(e)    Liens created under or in connection with the Mortgage;
(f)    Liens on any Equity Interest owned or otherwise held by or on behalf of the Borrower or any Subsidiary in any Person created as a special purpose, bankruptcy-remote Person for the sole and exclusive purpose of engaging in activities in connection with the owning and operating of property in connection with any project financing permitted to be secured under paragraph (d);

(g)    Liens created to secure Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary;
(h)    rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other product developed, produced, manufactured, generated, purchased or otherwise acquired by the Borrower or by others on property of the Borrower or any of its Subsidiaries, provided that no Lien described in this paragraph shall secure Indebtedness;
(i)    Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing paragraphs (a) through (h), provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property);
(j)    Liens on cash or invested funds used to make a defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision in the agreement governing such Indebtedness, provided that immediately before and immediately after giving effect to the making of such defeasance, no Default shall exist; and
(k)    any Lien, in addition to those described in the foregoing paragraphs (a) through (j), securing obligations that, together with all other obligations secured pursuant to this paragraph (k), do not exceed 10% of Consolidated Assets at the time of the incurrence thereof.
Section 7.2.    Merger; Consolidation. The Borrower shall not, and shall not permit any Subsidiary to, consolidate with or merge into any other Person (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or another Subsidiary), unless:
(a)    immediately before and after giving effect thereto no Default shall exist;
(b)    immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders; and
(c)    in the case of a transaction involving the Borrower, either (i) the Borrower shall be the surviving entity thereof, or in the event the Borrower shall not be the surviving entity thereof, each of the following conditions shall be satisfied: (A) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (B) such surviving entity shall, immediately after giving effect to such transaction, have an Investment Grade Rating and (C) such surviving entity shall have expressly assumed the obligations of the Borrower under the Loan Documents pursuant to a writing in form and substance satisfactory to the Administrative Agent; and (ii) the Administrative Agent and the Lenders shall have received a certificate signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, or consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in clauses (a), (b) and (c)(i) of this Section 7.2.
For purposes of Clause (c) above, “Investment Grade Rating” means a Senior Debt Rating from at least two Rating Agencies equal to (1) for any transaction where the surviving entity has a Senior Debt Rating, a rating for such surviving entity of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s and (2) for any transaction where the surviving entity is an indirect or direct holding company for a public utility that does not have a Senior Debt Rating, a rating for such surviving entity’s primary utility Subsidiary of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s.

Section 7.3.    Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less materially favorable to the Borrower or such Subsidiary, as the case may be, than could be obtained on an arm’s-length basis from unrelated third parties, provided that this Section shall not apply to (i) any transaction that is in compliance with applicable laws and regulations of the Federal Energy Regulatory Commission, the WPS or the MPUC pertaining to affiliate transactions or is authorized by a tariff or rate schedule which has been approved by a Governmental Authority or performed in accordance with its orders, (ii) any transaction that is otherwise permitted under Section 7.2 and (iii) transactions pursuant to any contract in effect on the date hereof, as the same may be amended, extended or replaced from time to time so long as such contract as so amended, extended or replaced is, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries than under those contracts in effect on the date hereof.
Section 7.4.    Permitted Hedge Agreements. The Borrower shall not enter into any Hedge Agreements other than (a) Permitted Hedge Agreements and (b) transactions in futures, floors, collars and similar Hedge Agreements involving the stock price of a Person involved in a merger transaction permitted by Section 7.2.
Section 7.5.    Financial Covenant. The Borrower will not permit Total Indebtedness to be greater than 65% of Total Capitalization as of the end of any fiscal quarter.
Section 7.6.    Sanctions; Anti-Corruption Laws; Foreign Corrupt Practices Act. The Borrower will not request any Loan, and the Borrower shall not, directly, or to its knowledge, indirectly, use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not, directly, or to its knowledge, indirectly, use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (iv) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Article 8.

EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.3 (with respect to the Borrower’s existence), 7.2, 7.4, 7.5 or 7.6;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7.1 or Section 7.3 and such failure shall continue unremedied for a period of ten days after the Borrower shall have obtained knowledge thereof.
(f)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in paragraph (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;
(g)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect to any Material Obligations, when and as the same shall become due and payable and after the expiration of any applicable grace period;
(h)    any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this paragraph (h) shall not apply to (i) Indebtedness that becomes due as a result of a notice of voluntary prepayment or redemption delivered by the Borrower or a Subsidiary, (ii) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iii) intercompany indebtedness or (iv) the exercise of any contractual right to cause the prepayment of any Material Obligations (other than the exercise of a remedy for an event of default under the applicable contract or agreement);
(i)    except for Immaterial Transactions and transactions expressly permitted by Section 6.3 with respect to Subsidiaries, the Borrower or any Subsidiary shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Subsidiary;
(j)    except to the extent arising solely out of an Immaterial Transaction, an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation (other than, in the case of a Subsidiary, voluntary liquidation, not under any bankruptcy, insolvency or similar law) of the affairs of the Borrower or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days;

(k)    one or more judgments or decrees against the Borrower or any of its Subsidiaries or any combination thereof aggregating in excess of $35,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 consecutive days;
(l)    any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its Obligations;
(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n)    any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect;
(o)    a Change in Control shall occur; or
(p)    the Borrower shall fail to own, directly or indirectly, substantially all of the assets of Minnesota Power;
then, and in every such event (other than an event described in paragraph (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (i) or (j) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
Article 9.

THE ADMINISTRATIVE AGENT
Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the term loan facility provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required during the existence of an Event of Default), to appoint a successor, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the

Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this term loan facility or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this term loan facility or any amendment hereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Sole Lead Arranger and Sole Book Runner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Sole Lead Arranger and Sole Book Runner, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
Article 10.

MISCELLANEOUS
Section 10.1.    Notices.
(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or e-mail in accordance with Section 10.1(b) below) as follows:
(ii)    if to the Borrower, to it at 30 West Superior Street, Duluth, Minnesota 55802, Attention of: Patrick L. Cutshall, Treasurer, Phone: 218-723-3978, Fax: 218-723-3912, Email: pcutshall@allete.com;
(iii)    if to the Administrative Agent,
(A)    for Loans, to it at its Loan and Agency Services Group, 10 S. Dearborn Street, Floor 07, Chicago, Illinois 60603, Attention of: Dartonya Jackson, Phone: 312-732-7032, Email: jpm.agency.servicing4@jpmchase.com;

(B)    for credit related matters including compliance requirements pursuant to Article 6, to it at its Corporate Client Banking, 10 S. Dearborn Street, Floor 09, Chicago, Illinois 60603, Attention of: Justin Martin, Phone: 312-732-4441, Fax: 312-732-1762, Email: justin.2.martin@jpmorgan.com; and
(iv)    if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice, posting or other communication is not sent or posted during the normal business hours of the recipient, such notice, posting or communication shall be deemed to have been sent or posted at the opening of business on the next business day for the recipient.
For purposes of Section 6.2(d), the Borrower’s website is www.allete.com.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on the Platform or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 10.2.    Waivers; Amendments.
(a)    No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.7 with respect to an Incremental Term Loan Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan, or the date of any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.5(b) or 2.5(c) without the written consent of each Credit Party affected thereby, and (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder (it being understood that, solely with the consent of the parties prescribed by Section 2.7 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date), or change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, as applicable. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(c)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
Section 10.3.    Expenses; Indemnity; Damage Waiver.
(a)    Cost and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the term loan facility provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a breach in bad faith by such Indemnitee or arising solely from claims between or among one or more Indemnitees.
(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the outstanding principal balance of such Lender’s Loans and the denominator of which is the outstanding principal balance of all Lenders Loans (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    Waiver of Consequential Damages, etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, (i) subject to the provisions of Section 10.15, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (except for any claims by the Borrower for damages arising from the gross negligence or willful misconduct of such Indemnitee, which claims shall be permitted by this Section 10.3(d)(i); provided that no Indemnitee shall be liable for any such damages except to the extent determined by a court of competent jurisdiction in a final nonappealable judgment) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.
(e)    Payments. All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.
Section 10.4.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may (and if demanded by Borrower pursuant to Section 3.6 shall to the extent required thereby) at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    In any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. For each such assignment, the consent of:
(A)    the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders), and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3, 3.4, 3.5 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Administrative Agent (provided that any failure to give such notice shall not impair the effectiveness of such participation except as expressly provided in paragraph (e) of this Section), sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding the foregoing, in no event may a participation be granted to any entity which is not a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business without the express prior written consent of the Borrower.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following matters described in clauses (ii) and (iii) of the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section but (x) shall not be entitled to recover greater amounts under any such Section than the selling Lender would be entitled to recover and (y) shall be subject to replacement by the Borrower under Section 3.6 to the same extent as if it were a Lender; provided that such replacement Participant shall be an Eligible

Assignee engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.5(c) as though it were a Lender.
Each Lender that sells a participating interest in any Loan or other interest to a Participant shall, as non-fiduciary agent of the Borrower solely for the purpose of this Section 10.4, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests; provided that no Lender shall have any obligation to disclose all or any portion of such participant register to the Borrower or any other Person (other than the identity of any Participant pursuant to the first paragraph of this clause (d), but including any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.4 or 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(c) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 10.6.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 10.7.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.8.    Right of Set-off. If an Event of Default shall have occurred and be continuing, and the acceleration of all obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under paragraph (a) of Article 8, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of the Obligations now or hereafter existing under this Agreement and the other Loan Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such Obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.9.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York City, sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    The Borrower irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.13.    Advertisement. The Borrower hereby authorizes JPMorgan Chase or any Affiliate thereof to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement that JPMorgan Chase or such Affiliate elects to publish. In addition, the Borrower agrees that JPMorgan Chase or any Affiliates thereof may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Effective Date.
Section 10.14.    USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.
Section 10.15.    Treatment of Certain Information. Each Credit Party agrees to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all confidential, proprietary or non-public information supplied by the Borrower or any Subsidiary pursuant to this Agreement relating to the Borrower, such Subsidiary or their respective businesses, including, without limitation, any financial statement, financial projections or forecasts, budget, Compliance Certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided that nothing herein shall limit the disclosure of any Information (a) to any of its respective Related Parties that needs to know such Information, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (c) on a confidential basis, to any bona fide or potential assignee or participant in connection with the contemplated assignment or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15), (d) to auditors, accountants, consultants and advisors, and any analogous counterpart thereof, (e) to any other Credit Party, (f) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the term loan facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the term loan facility provided for herein, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to any of the Credit Parties on a non-confidential basis from a source other than the Borrower or any of its Affiliates, (C) was available to the Credit Parties on a non-confidential basis prior to its disclosure to any of them by the Borrower or any of its Affiliates or (D) pertains to this Agreement and is of the type routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, and (i) to the extent the Borrower shall have consented to such disclosure in writing. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND its RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.16.    No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 10.17.    Termination of Existing Term Loan Agreement. The Borrower and the Lenders that are party to the Existing Credit Agreement (which constitute “Required Lenders” under and as defined in each Existing Credit Agreement) agree that upon the effectiveness hereof, the Existing Term Loan Agreement shall terminate and be of no further force or effect (except for provisions thereof that expressly survive termination thereof) without the need for any other action, and hereby waive any notices or notice periods required under the Existing Credit Agreement in connection therewith.
Section 10.18.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLETE, INC., as Borrower

By:	/s/ Patrick L. Cutshall
Name:	Patrick L. Cutshall
Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By:	/s/ Justin Martin
Name:	Justin Martin
Title:	Authorized Officer

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By:	/s/ Carlos Morales
Name:	Carlos Morales
Title:	SVP

SCHEDULE 2.1
LIST OF COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$20,000,000
Bank of America, N.A.	$20,000,000
Total	$40,000,000

SCHEDULE 4.5/4.6
DISCLOSED MATTERS
None.

SCHEDULE 4.10

LIST OF SUBSIDIARIES1

ALLETE Automotive Services, LLC
ALLETE Capital II
ALLETE Capital III
ALLETE Enterprises, Inc.
ALLETE Clean Energy, Inc.
ACE O&M, LLC
ACE Wind LLC
ACE Mid-West Holdings, LLC
MWW Holdings, LLC
Lake Benton Power Associates LLC
Lake Benton Holdings LLC
Lake Benton Power Partners L.L.C.
Storm Lake Power Partners I LLC
Storm Lake II Power Associates LLC
Storm Lake II Holdings LLC
Storm Lake Power Partners II LLC
New Salem Holdings, LLC
Glen Ullin Energy Center, LLC
Northern Wind Energy, LLC
Chanarambie Power Partners, LLC
Viking Wind Holdings, LLC
Viking Wind Partners, LLC
Buffalo Ridge Wind Farm, LLC
Moulton Heights Wind Power Project, LLC
Muncie Power Partners, LLC
North Ridge Wind Farm, LLC
Vandy South Project, LLC
Viking Wind Farm, LLC
Vindy Power Partners, LLC
Wilson-West Wind Farm, LLC
ACE West Holdings, LLC
Condon Wind Power, LLC
Armenia Holdings, LLC
AMW I Holdings, LLC
Armenia Mountain Wind, LLC
Armenia Mountain Wind II, LLC
Thunder Spirit Wind, LLC
ALLETE Power Systems, Inc.
ALLETE Renewable Resources, Inc.
ALLETE Transmission Holdings, Inc.
BNI Energy, Inc.
BNI Coal, Ltd.
Global Water Services Holding Company, Inc. [2]
Global Water Services Holdings, Inc.

1 Unless otherwise specified, the Equity Interests in each Subsidiary are owned 100% by the Subsidiary identified above it, with first-tier Subsidiaries’ Equity Interests owned 100% by ALLETE, Inc.
2 The Equity Interests in Global Water Services Holding Company, Inc. are owned 97% by ALLETE Enterprises, Inc., and 3% in the aggregate by the following individuals: LaMarr Barnes, Michael Bertrang, James Booth, Jeff Filipski, Tyler Johnson, Hung Le, Jim Merritt, Randy Meyer, Dan O’Brien.

U.S. Water Services, Inc.
U.S. Water Services - Canada, Inc.
MP Affiliate Resources, Inc.
Rainy River Energy Corporation
South Shore Energy, LLC
Upper Minnesota Properties, Inc.
Upper Minnesota Properties - Development, Inc.
ALLETE Properties, LLC
ALLETE Commercial, LLC
Lehigh Acquisition, LLC
Florida Landmark Communities, LLC
Lehigh Corporation
Mardem, LLC
Palm Coast Holdings, Inc.
Port Orange Holdings, LLC
Interlachen Lakes Estates, LLC
Palm Coast Land, LLC
ALLETE Water Services, Inc.
Florida Water Services Corporation
Energy Replacement Property, LLC
Energy Land, Incorporated
Lakeview Financial Corporation I
Lakeview Financial Corporation II
MP Investments, Inc.
RendField Land Company, Inc.
Superior Water, Light and Power Company

Exhibit A-5
ALLETE Term Loan Agreement
EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]    For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]    Select as appropriate. hereunder are several and not joint.]    Include bracketed language if there are either multiple Assignors or multiple Assignees. Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, modified or otherwise supplemented from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) other than claims for indemnification or reimbursement with respect to any period prior to the Effective Date referred to below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: __________

2.	Assignee: ____________ [and is an Affiliate of Assignor]

3.	Borrower: ALLETE, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Term Loan Agreement: Term Loan Agreement dated as of August 25, 2017 among the Borrower, the Lenders party thereto and the Administrative Agent.

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
5 Select as appropriate.
6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

6.    Assigned Interest:

Assignor[s]List each Assignor, as appropriate.	Assignee[s]List each Assignee, as appropriate.	Facility Assigned	Aggregate Amount of Commitment/ Loans for all LendersAmount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.	Amount of Commitment/ Loans AssignedSet forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.	Percentage Assigned of Commitment/ Loans[8]
		Revolving	$[________]	$[_______]	[____]%

7.	Trade Date: Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
Effective Date: ____________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

7 List each Assignor, as appropriate.
8 List each Assignee, as appropriate.
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[Consented to and] [a]    To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement. [A]ccepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:]    To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.
[NAME OF RELEVANT PARTY]
By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Related Parties, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF NOTE
$[•]                                             ____________, 2017
FOR VALUE RECEIVED, the undersigned, ALLETE, Inc., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of [INSERT LENDER NAME] (the “Lender”), on the Maturity Date (as defined in the Term Loan Agreement referred to below), the unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as of August 25, 2017 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), and to pay interest from the date hereof on the principal balance of the Loan from time to time outstanding at the rate or rates and at the times set forth in the Term Loan Agreement, in each case at the office of the Administrative Agent located at Ten South Dearborn Street, Chicago, Illinois, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds. Terms not otherwise defined herein but defined in the Term Loan Agreement are used herein with the same meanings.
The Loan evidenced by this Note is prepayable in the amounts, and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Term Loan Agreement. This Note is subject to, and shall be construed in accordance with, the provisions of the Term Loan Agreement.
Except as specifically otherwise provided in the Term Loan Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.
Whenever in this Note either party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly permitted by the Loan Documents. No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Lender with respect to which such waiver, amendment, modification or consent is to apply, subject to any consent required in accordance with Section 10.2 of the Term Loan Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Term Loan Agreement.
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. The Borrower, and by accepting this Note, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

The Borrower, and by accepting this Note, the Lender, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in the preceding paragraph hereof. The Borrower, and by accepting this Note, the Lender, hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
The Borrower, and by accepting this Note, the Lender, irrevocably consents to service of process in the manner provided for notices herein. Nothing herein will affect the right of the Lender to serve process in any other manner permitted by law.
THE BORROWER, AND BY ACCEPTING THIS NOTE, THE LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS NOTE. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
ALLETE, INC.

By:
Name:
Title:

ALLETE Term Loan Agreement
EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
I, ______________, do hereby certify that I am the ______________ of ALLETE, Inc. (the “Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Borrower’s behalf pursuant to Section 6.1(c) of the Term Loan Agreement dated as of August 25, 2017 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used herein which are not defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.
I hereby certify that:
1.    To the best of my knowledge, all financial statements delivered herewith have been prepared in accordance with GAAP. There have been no changes in GAAP pertinent to the Borrower or in the application thereof to Borrower and that affects the computation of any financial covenant set forth in Section 7.5 of the Term Loan Agreement, since the date of the audited financial statements referred to in Section 4.4(a) of the Term Loan Agreement, [, except as follows:    Specify each such change and the effect thereof on the financial statements accompanying this Compliance Certificate as set forth in Section 1.3 of the Term Loan Agreement.]
2.    There existed no Default on the last day of the fiscal quarter ended _________, 20__, and there exists no Default as of the date hereof [, except as follows    Specify all such violations, conditions and events, the nature and status thereof and any action taken or proposed to be taken with respect thereto.]
3.    Attached are true and correct calculations demonstrating compliance with Section 7.5 of the Term Loan Agreement as of the fiscal quarter ended _________, 20___ (the “Quarter”).
IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ________________, 201_.

14 Specify each such change and the effect thereof on the financial statements accompanying this Compliance Certificate as set forth in Section 1.3 of the Term Loan Agreement.
15 Specify all such violations, conditions and events, the nature and status thereof and any action taken or proposed to be taken with respect thereto.

Section 7.5
Ratio of Total Indebtedness to Total Capitalization    Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Item 1.	Sum of all Indebtedness	$
Item 2.	Unamortized premium and discount (as such term is used in the Borrower Financial Statements)	$
Item 3.	Total Indebtedness (Item 1 minus Item 2)	$
Item 4.	Preferred Equity Interests	$
Item 5.	Common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Borrower Financial Statements) excluding accumulated other comprehensive income or loss	$
Item 6.	Retained earnings	$
Item 7.	Sum of Items 3, 4, 5 and 6	$
Item 8.	Stock of the Borrower acquired by the Borrower and stock of a Subsidiary acquired by such Subsidiary	$
Item 9.	Total Capitalization (Item 7 minus Item 8)	$
Item 10.	Ratio of Total Indebtedness to Total Capitalization (Item 3 divided by Item 9)	_.__: 1.00
	Maximum permitted ratio	0.65:1.00

16 Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.